Exhibit 10.1

EXECUTION COPY

TRANSITION SERVICES AGREEMENT

between

TIME WARNER INC.

and

TIME INC.

Dated as of June 4, 2014

TABLE OF CONTENTS

Page

ARTICLE I

Definitions

SECTION 1.01. Definitions	3

ARTICLE II

Services

SECTION 2.01. Provision of Services	5
SECTION 2.02. Service Amendments and Additions	8
SECTION 2.03. No Management Authority	9

ARTICLE III

Compensation

SECTION 3.01. Compensation for Services	9
SECTION 3.02. Adjustments to Cost of Services	9
SECTION 3.03. Payment Terms	9
SECTION 3.04. Disclaimer of Warranties	10
SECTION 3.05. Books and Records	10

ARTICLE IV

Term

SECTION 4.01. Commencement	10
SECTION 4.02. Termination	10
SECTION 4.03. Return of Books, Records and Files	11

ARTICLE V

Indemnification; Limitation of Liability

SECTION 5.01. Indemnification	11
SECTION 5.02. Limitation on Liability	12

ARTICLE VI

Other Covenants

SECTION 6.01. Attorney-in-Fact	13

i

ii

TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of June 4, 2014, by and between TIME WARNER INC., a Delaware corporation (“TWX”), and TIME INC., a Delaware corporation (“Time”).

RECITALS

WHEREAS, in connection with the contemplated Spin-Off of Time and concurrently with the execution of this Agreement, TWX and Time are entering into a Separation and Distribution Agreement (the “Separation Agreement”);

WHEREAS, each of TWX and Time will provide to the other certain services, as more particularly described in this Agreement, for a limited period of time following the Spin-Off; and

WHEREAS, each of TWX and Time desires to reflect the terms of their agreement with respect to such services.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by this Agreement, TWX and Time, for themselves, their successors and assigns, agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” has the meaning ascribed thereto in the Separation Agreement.

“Affected Party” has the meaning ascribed thereto in Section 8.02.

“Agreement” has the meaning ascribed thereto in the preamble.

“Ancillary Agreements” has the meaning ascribed thereto in the Separation Agreement.

“Applicable Termination Date” means, with respect to each Service or Service Category, the date that is 24 months from the Distribution Date, or such earlier termination date specified with respect to such Service or Service Category, as applicable, in Schedule A or Schedule B, as applicable.

“Consents” has the meaning ascribed thereto in the Separation Agreement.

“Cost of Services” means, with respect to each Service or Service Category, the cost of services specified with respect to such Service or Service Category, as applicable, in Schedule A or Schedule B, as applicable, to be paid by a Service Recipient in respect of such Service or Service Category to the Service Provider of such Service or Service Category.

“Distribution” has the meaning ascribed thereto in the Separation Agreement.

“Distribution Date” has the meaning ascribed thereto in the Separation Agreement.

“Force Majeure Event” has the meaning ascribed thereto in Section 8.02.

“Governmental Authority” has the meaning ascribed thereto in the Separation Agreement.

“Group” means either the TWX Group or the Time Group, as the context requires.

“Group Data Processing Agreement” has the meaning ascribed thereto in the Separation Agreement.

“Indemnitee” means a TWX Indemnitee or a Time Indemnitee, as the context requires.

“Information” has the meaning ascribed thereto in the Separation Agreement.

“Insurance Proceeds” has the meaning ascribed thereto in the Separation Agreement.

“Law” has the meaning ascribed thereto in the Separation Agreement.

“Liabilities” has the meaning ascribed thereto in the Separation Agreement.

“Party” means either party hereto, and “Parties” means both parties hereto.

“Performing Party” has the meaning ascribed thereto in Section 8.02.

“Person” has the meaning ascribed thereto in the Separation Agreement.

“Publishing Business” has the meaning ascribed thereto in the Separation Agreement.

“Separation Agreement” has the meaning ascribed thereto in the recitals.

“Service Categories” means the categories of Services identified in Schedule A or Schedule B, as applicable.

“Service Manager” has the meaning ascribed thereto in Section 2.01(c).

“Service Provider” means any member of the Time Group or the TWX Group, as applicable, in its capacity as the provider of any Services to any member of the TWX Group or the Time Group, respectively.

“Service Recipient” means any member of the Time Group or the TWX Group, as applicable, in its capacity as the recipient of any Services from any member of the TWX Group or the Time Group, respectively.

“Services” means the individual services included within the various Service Categories identified in Schedule A or Schedule B, as applicable.

“Spin-Off” has the meaning ascribed thereto in the Separation Agreement.

“Sub-Contractor” has the meaning ascribed thereto in Section 2.01(e).

“Subsidiary” has the meaning ascribed thereto in the Separation Agreement.

“Taxes” has the meaning ascribed thereto in Section 3.01(b).

“Third-Party Claim” has the meaning ascribed thereto in the Separation Agreement.

“Time” has the meaning ascribed thereto in the preamble.

“Time Business” means the Publishing Business and any other business conducted by Time or any other member of the Time Group at any time after the Distribution.

“Time Group” has the meaning ascribed thereto in the Separation Agreement.

“Time Indemnitees” has the meaning ascribed thereto in the Separation Agreement.

“TWX” has the meaning ascribed thereto in the preamble.

“TWX Business” has the meaning ascribed thereto in the Separation Agreement.

“TWX Group” has the meaning ascribed thereto in the Separation Agreement.

“TWX Indemnitees” has the meaning ascribed thereto in the Separation Agreement.

ARTICLE II

Services

SECTION 2.01. Provision of Services. (a) Commencing immediately after the Distribution, TWX shall, and shall cause the applicable members of the TWX Group to, (i) provide to Time and the applicable members of the Time Group the Services set forth in

Schedule A and (ii) pay, perform, discharge and satisfy, as and when due, its and their respective obligations as Service Recipients under this Agreement, in each case in accordance with the terms of this Agreement.

(b) Commencing immediately after the Distribution, Time shall, and shall cause the other members of the Time Group to, (i) provide to TWX and the applicable members of the TWX Group the Services set forth in Schedule B and (ii) pay, perform, discharge and satisfy, as and when due, its and their respective obligations as Service Recipients under this Agreement, in each case in accordance with the terms of this Agreement.

(c) Each Service Recipient and its respective Service Provider shall cooperate in good faith with each other in connection with the performance of the Services hereunder. Each of TWX and Time, in its capacity as a Service Provider, agrees to appoint one of its respective employees (each such employee, a “Service Manager”) who will have overall responsibility for managing and coordinating the delivery of Services, including making available the services of appropriately qualified employees and resources to enable the provision of the Services. The Service Managers will consult and coordinate with each other regarding the provision of Services.

(d) The Service Provider shall determine the personnel who shall perform the Services to be provided by it. The Service Provider shall pay for all personnel and other related expenses, including salary or wages and benefits of its employees performing the Services, as required by this Agreement. No Person providing Services to a Service Recipient shall be deemed to be, or have any rights as, an employee of such Service Recipient. All overhead and personnel necessary to the Services to be provided by each Service Provider hereunder shall be such Service Provider’s sole responsibility and shall be at such Service Provider’s sole cost and expense. Except as otherwise provided in Section 6.01, no Service Provider shall have the authority to bind the Service Recipient by contract or otherwise.

(e) The Service Provider may, at its option, from time to time, delegate any or all of its obligations to perform Services under this Agreement to any one or more of its Affiliates; provided, however, that such Affiliate(s) are capable of performing such Services without a material diminution in quality. In addition, the Service Provider may, as it deems necessary or desirable, engage the services of other professionals, consultants or other third parties (each, a “Sub-Contractor”), in connection with the performance of the Services; provided, however, that (i) the Service Provider shall remain ultimately responsible for ensuring that its obligations with respect to the nature, scope and quality of the Services described in this Section 2.01 are satisfied with respect to any Services provided by any such Sub-Contractor and (ii) such Sub-Contractor agrees in writing to be bound by confidentiality provisions at least as restrictive to it as the terms of Section 8.05 of this Agreement. Except as agreed by the Parties in Schedule A or Schedule B or otherwise in writing, any costs associated with engaging the services of an Affiliate of the Service Provider or a Sub-Contractor shall not affect the Cost of Services payable by the Service Recipient under this Agreement, and the Service Provider shall remain solely responsible with respect to payment for such Affiliate’s or Sub-Contractor’s costs, fees and expenses.

(f) Unless otherwise agreed by the Parties, the Services shall be (i) performed by the Service Provider in a reasonably prompt and professional manner that is substantially the same manner, scope, nature and quality in which the Service Provider provided the Services (or substantially similar services) prior to the Distribution for the Service Recipient, unless the Services are being provided by a Sub-Contractor who is also providing the same services to the Service Provider or a member of such Service Provider’s Group, in which case the Services shall be performed for the Service Recipient in the same manner, scope, nature and quality as they are being performed for the Service Provider or such member of such Service Provider’s Group, as applicable, and (ii) used by the Service Recipient for substantially the same purpose, in substantially the same manner as, and at no higher level than, the Service Recipient used the Services (or substantially similar services) from the Service Provider prior to the Distribution.

(g) The Parties acknowledge that the Service Provider may make changes from time to time in the manner of performing Services if the Service Provider is making similar changes in performing the same or substantially similar Services for itself or other members of its Group; provided, however, that, unless expressly contemplated in Schedule A or Schedule B, such changes shall not affect the Cost of Services for such Service or materially decrease the quality or level of the Services provided to the Service Recipient, except upon prior written approval of the Service Recipient.

(h) Except to the extent a Party determines it to be necessary for the provision of Services or as otherwise contemplated in this Agreement or Schedule A or Schedule B, in the context of the provision of the Services hereunder, neither Party shall grant to the other Party, and neither Party shall have, access to any competitively sensitive information or confidential information (including personal data).

(i) Nothing in this Agreement shall be deemed to require the provision of any Service by any Service Provider to any Service Recipient if the provision of such Service requires the Consent of any Person (including any Governmental Authority), whether under applicable Law, by the terms of any contract to which such Service Provider or any other member of its Group is a party or otherwise, unless and until, subject to the third-to-last sentence of this Section 2.01(i), such Consent has been obtained. The Service Provider shall use commercially reasonable efforts to obtain as promptly as possible any Consent of any Person that may be necessary for the performance of the Service Provider’s obligations pursuant to this Agreement. Any fees, expenses or extra costs incurred in connection with obtaining any such Consents shall be paid by the Service Recipient, and the Service Recipient shall use commercially reasonable efforts to provide assistance as necessary in obtaining such Consents. In the event that the Consent of any Person, if required in order for the Service Provider to provide Services, is not obtained reasonably promptly after the Distribution, the Service Provider shall notify the Service Recipient and the Parties shall cooperate in devising an alternative manner for the provision of the Services affected by such failure to obtain such Consent and the Cost of Services associated therewith, such alternative manner and Cost of Services to be reasonably satisfactory to both Parties and agreed to in writing. If the Parties elect such an alternative plan, the Service Provider shall provide the Services in such alternative manner and the Service Recipient shall pay for such Services based on the alternative Cost of Services. The Services shall not include, and no Service Provider shall be obligated to provide, any service the provision of which to a Service Recipient following the Distribution would constitute a violation of any Law. In addition, notwithstanding anything to the contrary herein, the Service Provider will not be required to perform or to cause to be performed any of the Services for the benefit of any third party or any other Person other than the applicable Service Recipient.

(j) The Service Recipient hereby grants to the Service Provider performing Services under this Agreement a limited, nontransferable license, without the right to sublicense (except to an Affiliate or a Sub-Contractor who is providing Services on the Service Provider’s behalf, solely to the extent necessary for such Affiliate or Sub-Contractor to provide the Services), for the term of this Agreement, to use the intellectual property owned by the Service Recipient solely to the extent necessary for the Service Provider to perform its obligations hereunder. Subject to the terms of the Separation Agreement, (i) each Service Provider acknowledges and agrees that it will acquire no right, title or interest (including any license rights or rights of use) to any work product resulting from the provision of Services hereunder for the Service Recipient’s exclusive use and such work product shall remain the exclusive property of the Service Recipient and (ii) each Service Recipient acknowledges and agrees that it will acquire no right, title or interest (other than a non-exclusive, perpetual worldwide right of use) to any work product resulting from the provision of Services hereunder that is not for the Service Recipient’s exclusive use and such work product shall remain the exclusive property of the Service Provider. The parties shall mutually agree upon and designate, in writing, work product created for a Service Recipient’s exclusive use and work product created for a Service Recipient’s non-exclusive use.

(k) Subject to Sections 2.02 and 3.02, the Parties agree that the Services set forth in Schedule A and Schedule B constitute all of the Services to be provided by members of the TWX Group and members of the Time Group, respectively, as of the Distribution Date.

SECTION 2.02. Service Amendments and Additions.

(a) From time to time during the term, each of TWX and Time may request the other Party (i) to provide additional (including as to volume, amount, level or frequency, as applicable) or different services which the other Party is not expressly obligated to provide under this Agreement if such services are of the type and scope provided within the TWX Group or the Time Group, or between the TWX Group and the Time Group, in each case during fiscal year 2013 or (ii) expand the scope of any Service (such additional or expanded services, the “Additional Services”). The Party receiving such request for Additional Services shall consider such request in good faith and shall notify the requesting Party as promptly as practicable as to whether it will or will not provide the Additional Services.

(b) If a Party agrees to provide Additional Services pursuant to Section 2.02(a), then a representative of each Party shall in good faith negotiate an amendment to Schedule A and/or Schedule B, as applicable, which will describe in detail the service or service category, as applicable, project scope, term, price and payment terms to be charged for such Additional Services. Once agreed to in writing, the amendment to Schedule A and/or Schedule B, as applicable, shall be deemed part of this Agreement as of such date and the Additional Services shall be deemed “Services” or “Service Categories”, as applicable, provided hereunder, in each case subject to the terms and conditions of this Agreement.

SECTION 2.03. No Management Authority. Notwithstanding any other provision hereof, no Service Provider shall be authorized by, or shall have responsibility under, this Agreement to manage the affairs of the business of any Service Recipient.

ARTICLE III

Compensation

SECTION 3.01. Compensation for Services. (a) As compensation for each Service rendered pursuant to this Agreement, the Service Recipient shall be required to pay to the Service Provider the Cost of Services specified for such Service in Schedule A or Schedule B, as applicable.

(b) The amount of any actual and documented sales tax, value-added tax, goods and services tax or similar tax that is required to be assessed and remitted by the Service Provider in connection with the Services provided hereunder (“Taxes”) will be promptly paid to the Service Provider by the Service Recipient in accordance with Section 3.03. Such payment shall be in addition to the Cost of Services set forth in Schedule A or Schedule B, as applicable (unless such Tax is expressly already accounted for in the applicable Cost of Services).

SECTION 3.02. Adjustments to Cost of Services. If at any time following the date of this Agreement, the Parties mutually agree to add any Additional Services pursuant to Section 2.02, then concurrently with the addition of such Additional Services, the Parties shall work in good faith to amend Schedule A or Schedule B, as applicable, to reflect such Additional Services and the related Cost of Services.

SECTION 3.03. Payment Terms. (a) The Service Provider shall bill the Service Recipient monthly, within twenty (20) business days after the end of each month, or at such other interval specified with respect to a particular Service in Schedule A or Schedule B, as applicable, an amount equal to the aggregate Cost of Services due for all Services provided in such month or other specified interval, as applicable, plus any Taxes. Invoices shall be directed to the Service Manager appointed by TWX or Time, as applicable, or to such other Person designated in writing from time to time by such Service Manager. The Service Recipient shall pay such amount in full within sixty (60) days after receipt of each invoice by wire transfer of immediately available funds to the account designated by the Service Provider for this purpose. Each invoice shall set forth in reasonable detail the calculation of the charges and amounts and applicable Taxes, for each Service during the month or other specified interval to which such invoice relates.

(b) If a Service Recipient has any objection to the amount of any invoice, the Service Recipient shall notify the Service Provider in writing and the Parties shall endeavor in good faith to promptly resolve such objection and, pending resolution thereof, the Service Recipient can withhold amounts that are being so disputed in good faith. Following resolution of the objection, the Service Provider will be entitled to prompt payment of any amounts so determined by the Parties to be due to the Service Provider.

SECTION 3.04. DISCLAIMER OF WARRANTIES. THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. NO MEMBER OF THE TWX GROUP OR OF THE TIME GROUP, AS SERVICE PROVIDER, MAKES ANY REPRESENTATION OR WARRANTY THAT ANY SERVICE COMPLIES WITH ANY LAW, DOMESTIC OR FOREIGN.

SECTION 3.05. Books and Records. TWX and Time shall each maintain complete and accurate books of account as necessary to support calculations of the Cost of Services for Services rendered by it or the other members of its Group as Service Providers and shall make such books available to the other, upon reasonable notice, during normal business hours; provided, however, that to the extent TWX’s or Time’s books contain Information relating to any other aspect of the TWX Business or the Time Business, as applicable, TWX and Time shall negotiate a procedure to provide the other Party with necessary access while preserving the confidentiality of such other records.

ARTICLE IV

Term

SECTION 4.01. Commencement. This Agreement is effective as of the date hereof and shall remain in effect with respect to a particular Service or Service Category until the occurrence of the Applicable Termination Date applicable to such Service or Service Category, unless earlier terminated (i) in its entirety or with respect to a particular Service or Service Category, in each case in accordance with Section 4.02, or (ii) by mutual consent of the Parties. Notwithstanding anything to the contrary contained herein, if the Separation Agreement shall be terminated in accordance with its terms, this Agreement shall be automatically terminated and void ab initio with no further action by the Parties and shall be of no force and effect.

SECTION 4.02. Termination. (a) If a Service Provider or Service Recipient materially breaches any of its respective obligations under this Agreement (and the applicable cure period set forth in Section 7.01 has expired), the non-breaching Service Recipient or Service Provider, as applicable, may terminate this Agreement with respect to the Service to which such obligations apply, effective upon not less than thirty (30) days’ written notice of termination to the breaching Party, if the breaching Party does not cure such default within thirty (30) days after receiving written notice thereof from the non-breaching Party. The termination of this Agreement with respect to any Service pursuant to this Section 4.02 shall not affect the Parties’ rights or obligations under this Agreement with respect to any other Service.

(b) Except as otherwise provided in this Agreement or Schedule A or Schedule B, upon not less than (i) ninety (90) days’ prior written notice a Service Provider may terminate this Agreement with respect to any Service Category or Service if such Service Provider or its Affiliates cease to provide such Service Category or Service to members of such Service Provider’s Group and (ii) thirty (30) days’ prior written notice a Service Recipient shall be entitled to terminate one or more Services being provided by any Service Provider for any reason or no reason at all.

(c) In the event of any termination of this Agreement in its entirety or with respect to any Service Category or Service, each Party, Service Provider and Service Recipient shall remain liable for all of their respective obligations that accrued hereunder prior to the date of such termination, including all obligations of each Service Recipient to pay any amounts due to any Service Provider hereunder.

SECTION 4.03. Return of Books, Records and Files. Upon the request of the Service Recipient after the termination of a Service with respect to which the Service Provider holds books, records or files, including current and archived copies of computer files, (i) owned solely by the Service Recipient or its Affiliates and used by the Service Provider in connection with the provision of a Service pursuant to this Agreement or (ii) created by the Service Provider and in the Service Provider’s possession as a function of and relating solely to the provision of Services pursuant to this Agreement, such books, records and files shall either be returned to the Service Recipient or destroyed by the Service Provider, with certification of such destruction provided to the Service Recipient. The Service Provider shall return or destroy, as applicable, all of such books, records or files as soon as reasonably practicable following a request by the Service Recipient; provided, however, that in the event that certain of such books, records or files stored in electronic form cannot reasonably or practicably be returned or destroyed, as applicable, the Service Provider agrees to maintain copies of the applicable books, records or files for the minimum amount of time permitted by the systems storing such data and not to use such data for any other purposes. The Service Recipient shall bear the Service Provider’s reasonable, necessary and actual out-of-pocket costs and expenses associated with the return or destruction of such books, records or files. At its expense, the Service Provider may make one copy of such books, records or files for its legal files.

ARTICLE V

Indemnification; Limitation of Liability

SECTION 5.01. Indemnification. (a) Time in its capacity as a Service Recipient and on behalf of each member of its Group in their capacity as a Service Recipient, shall indemnify, defend and hold harmless TWX and the other TWX Indemnitees from and against any and all Liabilities incurred by such TWX Indemnitee and arising out of, in connection with or by reason of this Agreement or any Services provided by any member of the TWX Group hereunder, except to the extent such Liabilities arise out of a TWX Group member’s (i) breach of this Agreement, (ii) violation of Laws in providing the Services, (iii) violation of third-party rights (including such third-party rights embodied in patents, trademarks, copyrights and trade secrets) in providing the Services or (iv) gross negligence or wilful misconduct in providing the Services.

(b) TWX in its capacity as a Service Recipient and on behalf of each member of its Group in their capacity as a Service Recipient, shall indemnify, defend and hold harmless Time and the other Time Indemnitees from and against any and all Liabilities incurred by such Time Indemnitee and arising out of, in connection with or by reason of this Agreement or any

Services provided by any member of the Time Group hereunder, except to the extent such Liabilities arise out of a Time Group member’s (i) breach of this Agreement, (ii) violation of Laws in providing the Services, (iii) violation of third-party rights (including such third-party rights embodied in patents, trademarks, copyrights and trade secrets) in providing the Services or (iv) gross negligence or wilful misconduct in providing the Services.

SECTION 5.02. Limitation on Liability. (a) No Service Provider, in its capacity as such, nor any member of its Group acting in the capacity of a Service Provider, nor any Indemnitee thereof, shall be liable (whether such liability is direct or indirect, in contract or tort or otherwise) to the other Party (or any of such other Party’s Indemnitees) for any Liabilities arising out of, related to, or in connection with the Services or this Agreement, except to the extent that such Liabilities arise out of such Service Provider’s (or a member of its Group’s) (i) breach of this Agreement, (ii) violation of Laws in providing the Services, (iii) violation of third-party rights (including such third-party rights embodied in patents, trademarks, copyrights and trade secrets) in providing the Services or (iv) gross negligence or wilful misconduct in providing the Services; provided that nothing in this Section 5.02(a) shall be deemed to limit a Service Recipient’s rights under Section 5.02(d) regarding Insurance Proceeds in respect of Third-Party Claims.

(b) IN NO EVENT SHALL ANY SERVICE PROVIDER, IN ITS CAPACITY AS SUCH, NOR ANY MEMBER OF ITS GROUP ACTING IN THE CAPACITY OF A SERVICE PROVIDER, NOR ANY INDEMNITEE THEREOF, BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE TO THE SERVICE RECIPIENT (OR ANY OF ITS INDEMNITEES) FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING LOSS OF PROFITS) AS A RESULT OF ANY BREACH, PERFORMANCE OR NON-PERFORMANCE BY SUCH SERVICE PROVIDER UNDER THIS AGREEMENT, EXCEPT AS MAY BE PAYABLE TO A CLAIMANT IN A THIRD-PARTY CLAIM.

(c) EACH GROUP’S TOTAL LIABILITY, IN ITS CAPACITY AS A SERVICE PROVIDER, TO THE OTHER GROUP ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THE SERVICES OR THIS AGREEMENT FOR ANY CLAIM SHALL NOT EXCEED IN THE AGGREGATE AN AMOUNT EQUAL TO THE TOTAL AMOUNT PAID TO IT FOR SERVICES UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT, NOTWITHSTANDING THE FOREGOING, IN THE CASE OF ANY LIABILITY TO THE OTHER PARTY ARISING OUT OF A THIRD-PARTY CLAIM, EACH GROUP’S TOTAL LIABILITY IN ITS CAPACITY AS A SERVICE PROVIDER TO THE OTHER GROUP SHALL BE INCREASED BY AN AMOUNT EQUAL THE AMOUNT, IF ANY, OF ANY INSURANCE PROCEEDS THAT ARE ACTUALLY RECEIVED BY SUCH SERVICE PROVIDER IN ACCORDANCE WITH SECTION 5.02(d).

(d) If a Service Provider, in its capacity as such, or any member of its Group acting in the capacity of a Service Provider, or any Indemnitee thereof, shall be liable to the other Party for any Liability arising out of a Third-Party Claim, such Service Provider, at the request of the Indemnitee, shall use commercially reasonable efforts to pursue and recover any available Insurance Proceeds under applicable insurance policies. Promptly upon the actual receipt of any such Insurance Proceeds, such Service Provider shall pay such Insurance Proceeds to the applicable Indemnitee to the extent of the Liability arising out of the applicable Third-Party Claim. The Indemnitee shall, upon the request of such Service Provider and to the extent permitted under such Service Provider’s applicable insurance policies, promptly pay directly to such Service Provider or to such Service Provider’s insurer any reasonable costs or expenses incurred in the collection of such Indemnitee’s portion of such Insurance Proceeds (including such Indemnitee’s portion of applicable retentions or deductibles); provided, however, that in no event shall an Indemnitee’s portion of such collection costs and expenses, applicable retentions and deductibles exceed the amount of Insurance Proceeds actually received by such Indemnitee.

(e) The provisions of this Article V shall survive indefinitely, notwithstanding any termination of all or any portion of this Agreement.

ARTICLE VI

Other Covenants

SECTION 6.01. Attorney-in-Fact. On a case-by-case basis, the Service Recipient shall execute documents necessary to appoint the Service Provider as its attorney-in-fact for the sole purpose of executing any and all documents and instruments reasonably required to be executed in connection with the performance by the Service Provider of any Service under this Agreement.

ARTICLE VII

Breach, Notice and Cure

SECTION 7.01. Breach, Notice and Cure. No breach of this Agreement by a Party shall be deemed to have occurred unless the non-breaching Party serves written notice on the breaching Party specifying the nature thereof and the breaching Party fails to cure such breach, if any, within thirty (30) days after receipt of such notice (or ten (10) days in the case of a failure by the breaching Party to pay a sum certain).

ARTICLE VIII

Miscellaneous

SECTION 8.01. Title to Data. Each of Time and TWX acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, or the licenses therefor that are owned by the other Party or its Affiliates, Subsidiaries or divisions, by reason of the provision of the Services hereunder, except as expressly provided in Section 2.01(j) and Section 4.03.

SECTION 8.02. Force Majeure. In case performance of any terms or provisions hereof shall be delayed or prevented, in whole or in part, because of or related to compliance with any Law or requirement of any national securities exchange, or because of riot, war, public disturbance, strike, labor dispute, fire, explosion, storm, flood, act of God or act of terrorism that is not within the control of the Party, Service Provider or Service Recipient whose performance is interfered with (each, a “Performing Party”) and which by the exercise of reasonable diligence such Performing Party is unable to prevent, or for any other reason which is not within the control of such Performing Party whose performance is interfered with and which by the exercise of reasonable diligence such Performing Party is unable to prevent (each, a “Force Majeure Event”), then upon prompt written notice stating the date and extent of such interference and the cause thereof by the Performing Party to the other Party, Service Recipient or Service Provider (each, an “Affected Party”), as applicable, the Performing Party shall be excused from its obligations hereunder during the period such Force Majeure Event or its effects continue, and no liability shall attach against either the Performing Party or the Affected Party on account thereof; provided, however, that the Performing Party promptly resumes the required performance upon the cessation of the Force Majeure Event or its effects. No Performing Party shall be excused from performance if such Performing Party fails to use commercially reasonable efforts to remedy the situation and remove the cause and effects of the Force Majeure Event.

SECTION 8.03. Separation Agreement. The Parties agree that, in the event of a conflict between the terms of this Agreement and the Separation Agreement with respect to the subject matter hereof, the terms of this Agreement shall govern.

SECTION 8.04. Relationship of Parties. Except as otherwise provided in Section 6.01, nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating a relationship of principal and agent, partnership or joint venture between the Parties, between Service Providers and Service Recipients or with any individual providing Services, it being understood and agreed that no provision contained herein, and no act of any Party or members of their respective Groups, shall be deemed to create any relationship between the Parties or members of their respective Groups other than the relationship set forth herein. Except as otherwise provided in Section 6.01, each Party and each Service Provider shall act under this Agreement solely as an independent contractor and not as an agent or employee of any other Party or any of such Party’s Affiliates.

SECTION 8.05. Confidentiality and Data Processing. (a) Each Party hereby acknowledges that confidential Information of such Party or members of its Group may be exposed to employees and agents of the other Party or its Group as a result of the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and the members of its Group, that such Party’s obligation to use and keep confidential such Information of the other Party or its Group shall be governed by Sections 7.01(c) and 7.08 of the Separation Agreement.

(b) Each Party agrees that it will only process personal data (as defined by EU Directive 95/46/EC of 24 October 1995) provided to it by the other Party or its Group in accordance with Section 7.01(d) of the Separation Agreement and the terms of the Group Data Processing Agreement.

SECTION 8.06. Counterparts; Entire Agreement. (a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

(b) This Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

SECTION 8.07. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Commercial Division of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

SECTION 8.08. Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets or (b) the sale of all or substantially all of such Party’s assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this Section 8.08 shall release the assigning Party from liability for the full performance of its obligations under this Agreement. Nothing in this Section 8.08 shall affect or impair a Service Provider’s ability to delegate any or all of its obligations under this Agreement to one or more members of its Group or Sub-Contractors pursuant to Section 2.01(e).

SECTION 8.09. Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any TWX Indemnitee or Time Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 8.10. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be provided in the manner set forth in the Separation Agreement.

SECTION 8.11. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

SECTION 8.12. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.13. Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party hereto of any default by the other Party hereto of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

SECTION 8.14. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party hereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

SECTION 8.15. Interpretation. The rules of interpretation set forth in Section 12.14 of the Separation Agreement are incorporated by reference into this Agreement, mutatis mutandis.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

TIME WARNER INC.

by	/s/ Kurt Rao
	Name:	Kurt Rao
	Title:	Vice President & Corporate CIO

TIME INC.

by	/s/ Jeffrey J. Bairstow
	Name:	Jeffrey J. Bairstow
	Title:	Executive Vice President and Chief Financial Officer